UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 1)

Bitcoin Depot Inc.
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)
09174P105
(CUSIP Number)

January 2, 2024
(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSONS Radcliffe Capital Management, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, PN

1.	NAME OF REPORTING PERSONS RGC Management Company, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, OO

1.	NAME OF REPORTING PERSONS Steven B. Katznelson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada, United States of America and the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Christopher Hinkel
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Radcliffe Multi-Strategy Master Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, PN

1.	NAME OF REPORTING PERSONS Radcliffe Multi-Strategy GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 791,981
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 791,981
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 791,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.44%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, OO

Item 1(a).	Name of Issuer: Bitcoin Depot Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices: 3343 Peachtree Road NE, Suite 750 Atlanta, GA 30326 United States of America
Item 2(a).	Name of Person Filing:
Radcliffe Capital Management, L.P. RGC Management Company, LLC Steven B. Katznelson Christopher Hinkel Radcliffe Multi-Strategy Master Fund, L.P. Radcliffe Multi-Strategy GP, LLC
Item 2(b).	Address of Principal Business Office or, if none, Residence:
50 Monument Road, Suite 300 Bala Cynwyd, PA 19004
Item 2(c).	Citizenship:

Radcliffe Capital Management, L.P. – Delaware, United States of America

RGC Management Company, LLC – Delaware, United States of America

Steven B. Katznelson – Canada, United States of America and the United Kingdom

Christopher Hinkel – United States of America

Radcliffe Multi-Strategy Master Fund, L.P. – Cayman Islands

Radcliffe Multi-Strategy GP, LLC – Delaware, United States of America

Item 2(d).	Title of Class of Securities:
Class A common stock, par value $0.0001 per share

Item 2(e).	CUSIP Number:
09174P105
Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b) ☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j) ☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.

Item 4.	Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

791,981 shares deemed beneficially owned by Radcliffe Capital Management, L.P.

791,981 shares deemed beneficially owned by RGC Management Company, LLC

791,981 shares deemed beneficially owned by Steven B. Katznelson

791,981 shares deemed beneficially owned by Christopher Hinkel

791,981 shares deemed beneficially owned by Radcliffe Multi-Strategy Master Fund, L.P.

791,981 shares deemed beneficially owned by Radcliffe Multi-Strategy GP, LLC

(b)

Percent of class:

4.44% shares deemed beneficially owned by Radcliffe Capital Management, L.P.

4.44% shares deemed beneficially owned by RGC Management Company, LLC

4.44% shares deemed beneficially owned by Steven B. Katznelson

4.44% shares deemed beneficially owned by Christopher Hinkel

4.44% shares deemed beneficially owned by Radcliffe Multi-Strategy Master Fund, L.P.

4.44% shares deemed beneficially owned by Radcliffe Multi-Strategy GP, LLC

	(c)	Number of shares as to which Radcliffe Capital Management, L.P. has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 791,981
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 791,981
Number of shares as to which RGC Management Company, LLC has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 791,981
		(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 791,981
Number of shares as to which Steven B. Katznelson has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 791,981
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 791,981
Number of shares as to which Christopher Hinkel has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 791,981
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 791,981
Number of shares as to which Radcliffe Multi-Strategy Master Fund, L.P. has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 791,981
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 791,981
Number of shares as to which Radcliffe Multi-Strategy GP, LLC has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 791,981
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 791,981
Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ⌧

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
See Exhibit B attached hereto.

Item 8.	Identification and Classification of Members of the Group:
Not applicable

Item 9.	Notice of Dissolution of Group:
Not applicable

Item 10.	Certifications:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 18, 2024
(Date)

Radcliffe Capital Management, L.P.	/s/ Steven B. Katznelson
By RGC Management Company, LLC,	Signature
its General Partner*

RGC Management Company, LLC*	/s/ Steven B. Katznelson
Signature

Steven B. Katznelson*	/s/ Steven B. Katznelson
Signature

Christopher Hinkel*	/s/ Christopher Hinkel
Signature

Radcliffe Multi-Strategy Master Fund, L.P.	/s/ Steven B. Katznelson
By Radcliffe Multi-Strategy GP, LLC,	Signature
its General Partner*

Radcliffe Multi-Strategy GP, LLC*	/s/ Steven B. Katznelson
Signature

*The Reporting Person specifically disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, Provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations

(see 18 U.S.C. 1001).

Exhibit A

Agreement

The undersigned agree that this Schedule 13G dated October 18, 2024 to the Class A common stock, par value $0.0001 per share of Bitcoin Depot Inc. shall be filed on behalf of the undersigned.

October 18, 2024
(Date)

Radcliffe Capital Management, L.P.	/s/ Steven B. Katznelson
By RGC Management Company, LLC,	Signature
Its General Partner

RGC Management Company, LLC	/s/ Steven B. Katznelson
Signature

Steven B. Katznelson	/s/ Steven B. Katznelson
Signature

Christopher Hinkel	/s/ Christopher Hinkel
Signature

Radcliffe Multi-Strategy Master Fund, L.P.	/s/ Steven B. Katznelson
By Radcliffe Multi-Strategy GP, LLC,	Signature
its General Partner

Radcliffe Multi-Strategy GP, LLC	/s/ Steven B. Katznelson
Signature

Exhibit B

Radcliffe Capital Management, L.P. is the relevant entity for which RGC Management Company, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons. Radcliffe Multi-Strategy Master Fund, L.P. is the relevant entity for which Radcliffe Multi-Strategy GP, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons.